Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP REPORTS OPERATING INCOME FOR FIRST QUARTER OF 2023

Highlights from the First Quarter 2023:

•Gross profit margin for the first quarter of 2023 was 26.6% of net sales compared to 19.6% in the first quarter of 2022.
•Operating income in the first quarter of 2023 was $306 thousand compared to an operating loss of $2.2 million in the first quarter of 2022. The operating income in the current quarter included $1.1 million in expenses related to facility consolidations.

DALTON, GEORGIA (May 4, 2023) -- The Dixie Group, Inc. (NASDAQ: DXYN) today reported financial results for the quarter ended April 1, 2023. For the first quarter of 2023, the Company had net sales of $67,084,000 as compared to $77,575,000 in the same quarter of 2022. Operating income was $306,000 compared to a loss of $2,247,000 in the first quarter of 2022. The operating income in 2023 included expenses totaling $1,050,000 related to facility consolidations. The net loss from continuing operations in the first quarter of 2023 was $1,551,000 or $0.11 per diluted share. In 2022, the net loss from continuing operations for the first quarter was $3,343,000 or $0.22 per diluted share.

Commenting on the results, Daniel K. Frierson, Chairman and Chief Executive Officer, said, “Our results from the first quarter reflected the positive impact of the restructuring efforts we initiated in 2022. Although net sales in the first quarter of 2023 were 14% below the same period in the prior year, we had strong gross margins driven by more efficient operations from our manufacturing plants during the quarter. A significant factor in the year over year sales decline was a loss of volume in the mass merchant channel, with Lowe’s strategy shifting toward lower price points. Excluding our mass merchant sales, net sales were down 7% over prior year. This decline in year over year sales was primarily the result of high inflation and increased interest rates impacting consumer confidence and demand in the first quarter of 2023.

During the first quarter, we celebrated the 20th anniversary of Dixie Home and created a fresh new look including a new logo and a subtle shift in the brand name to “DH Floors”. Within DH Floors, we began our launch of the Elements Collection, made with Durasilk™ solution dyed polyester, staying true to the DH Floors brand promise of “Affordable Fashion”.

In our higher-end brands, we launched 21 new styles to kick off the second-year plan of our decorative segment. This includes eight new styles in Décor by Fabrica, seven in 1866 by Masland, and six in our new 1866 All Seasons Collection. We have an additional 21 new decorative styles to be launched during the second and third quarter this year. In our traditional soft surface categories for Masland and Fabrica, we continued our development of the EnVision® Nylon and EnVisionSD® Pet Solutions product lines, with two new styles in the first quarter and seven additional styles to be launched in the coming months.

In our hard surface segment, we expanded our distribution of key collections, which were launched into the market late last year. This includes our Boardwalk collection featuring lighter colors, clean visuals, and a new rolled-edge
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The Dixie Group Reports First Quarter 2023 Results

May 4, 2023
bevel for an authentic wood look. During the first quarter, we launched an innovative product, TRUCOR Refined, which combines a melamine resin top layer with a mineral fiber core that is impervious to water or moisture.

As we look forward to the second quarter and the remainder of the year, we are relieved to be past many of the challenges we faced in 2022, but we continue to stay focused on our cost reduction plans, improvements to our operations and the introduction of industry leading products in 2023,” Frierson concluded.

The gross profit in the first quarter of 2023 was 26.6% of net sales compared to 19.6% of net sales in the first quarter of 2022. Our 2022 gross margin was negatively impacted by exorbitantly high pricing from our former primary raw material provider driven by their decision to exit the business. In 2023 we have diversified our raw material suppliers at lower comparative costs. Our cost of goods sold also reflected favorable operating results from our manufacturing operations primarily attributable to our east coast plant consolidations. Selling and administrative costs in the first quarter 2023 were lower in expense dollars than prior year but higher as a percent of the lower net sales, 24.5% of net sales in 2023 compared to 22.4% in the same quarter of 2022.

On our balance sheet, receivables increased $5.0 million from the balance at fiscal year end 2022 due to higher comparative sales volume in the last month of each respective period. Despite a decrease in units of inventory from fiscal year end 2022, the net inventory value was relatively flat at first quarter end 2023 as compared to fiscal year end 2022. Our accounts payable and accrued expenses increased by $3.0 million from prior year end. This increase was primarily the result of higher accounts payable related to increased production volume for higher comparative production demand. Our capital expenditures were $359 thousand in the first quarter of 2023 and are planned at $3.0 million for the year. Interest expense was $1.9 million in the first quarter of 2023 compared to $1.1 million in the first quarter of 2022. The higher interest expense in 2023 was the result of increased borrowing and higher interest rates. Our debt increased by $4.7 million in the first quarter of 2023 driven by rising costs and funding of operations. Our availability under our line of credit with our senior lending facility was $13.5 million at the end of the quarter.

In the first few weeks of the second quarter in 2023, we have seen order entry increase to 14% above first quarter levels. We anticipate a stronger sales level in the second quarter with typical seasonality and many of our new products hitting retail floors.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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The Dixie Group Reports First Quarter 2023 Results

May 4, 2023

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings (loss) per share)

	Three Months Ended
	April 1, 2023	March 26, 2022

NET SALES	$67,084	$77,575
Cost of sales	49,251	62,399
GROSS PROFIT	17,833	15,176
Selling and administrative expenses	16,409	17,413
Other operating expense, net	68	10
Facility consolidation and severance expenses, net	1,050	—
OPERATING INCOME (LOSS)	306	(2,247)
Interest expense	1,858	1,116
Other income, net	(14)	(1)
Loss from continuing operations before taxes	(1,538)	(3,362)
Income tax provision (benefit)	13	(19)
Loss from continuing operations	(1,551)	(3,343)
Loss from discontinued operations, net of tax	(207)	(14)
NET LOSS	$(1,758)	$(3,357)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.11)	$(0.22)
Discontinued operations	(0.01)	(0.00)
Net loss	$(0.12)	$(0.22)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.11)	$(0.22)
Discontinued operations	(0.01)	(0.00)
Net loss	$(0.12)	$(0.22)

Weighted-average shares outstanding:
Basic	14,676	15,141
Diluted	14,676	15,141

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The Dixie Group Reports First Quarter 2023 Results

May 4, 2023

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	April 1, 2023	December 31, 2022
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$494	$363
Receivables, net	30,024	25,009
Inventories, net	83,652	83,699
Prepaid and other current assets	13,157	10,167
Current assets of discontinued operations	456	641
Total Current Assets	127,783	119,879

Property, Plant and Equipment, Net	43,718	44,916
Operating Lease Right-Of-Use Assets	19,990	20,617
Other Assets	14,776	15,982
Long-Term Assets of Discontinued Operations	1,538	1,552
TOTAL ASSETS	$207,805	$202,946

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$16,953	$14,205
Accrued expenses	17,912	17,667
Current portion of long-term debt	4,400	4,573
Current portion of operating lease liabilities	2,802	2,774
Current liabilities of discontinued operations	1,740	2,447
Total Current Liabilities	43,807	41,666

Long-Term Debt, Net	99,562	94,725
Operating Lease Liabilities	17,875	18,802
Other Long-Term Liabilities	13,047	12,480
Long-Term Liabilities of Discontinued Operations	3,808	3,759
Stockholders' Equity	29,706	31,514
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$207,805	$202,946

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